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                                                                      EXHIBIT 99

                                                                   PRESS RELEASE


FOR IMMEDIATE RELEASE

Contact:  David Dovenberg
          Vice President, Finance
          612/893-3252

                 Universal Hospital Services, Inc. Establishes
                  A Special Committee of the Board to Explore
                 Alternatives for Enhancing Shareholder Value


BLOOMINGTON, MN (December 12) - Universal Hospital Services, Inc. (NASDAQ:UHOS) reported today that its Board of Directors has established a Special Committee of its outside directors to carry out the process announced November 11, 1996, to explore alternatives for enhancing shareholder value, including the possible sale of the Company, giving due consideration to the interests of the Company's employees, customers and other constituencies. Piper Jaffray Inc., as advisor to the Special Committee, has been soliciting indications of interest from potential purchasers of the Company and expects to report to the Special Committee with respect to such indications of interest, as well as alternative options or proposals, including the continued operation of the business as an independent company, at an upcoming meeting in December.

Thomas A. Minner, President and Chief Executive Officer, said, "The formation of the Special Committee permits the management to focus their efforts on the Company's customers and vendors and allows UHS to carry forward with the business of the Company unencumbered by the Board's evaluation process. We have confidence in the judgment of the independent directors to act in the best interests of the Company's shareholders, employees and other constituents."

Universal Hospital Services, Inc., provides movable medical equipment to hospitals and other healthcare providers through equipment management programs utilizing Pay-Per-Use/TM/ as the system for charging customers only for actual equipment usage.